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                                                EXHIBIT (10e)

                             AMENDMENT TO
                       RESTRICTED STOCK AGREEMENT


          AGREEMENT, made and entered into this 28th day of March, 1988 between Zenith Electronics Corporation, a Delaware corporation (the "Company") and Jerry K. Pearlman ("Executive").


                                Recitals


          Pursuant to a Restricted Stock Agreement dated December 3, 1986 between the Company and Executive (the "Restricted Stock Agreement"), the Company issued to Executive certain shares of Common Stock of the Company subject to restrictions on transfer and risks of forfeiture (the "Restricted Shares").


          Sections 6 and 7 of the Restricted Stock Agreement require, in certain circumstances, that the Company repurchase from the Executive some or all of the Restricted Shares.


          In recognition of the fact that the Company may, by contractual or legal requirements, be prohibited from repurchasing Restricted Shares, the Company and Executive desire to amend the Restricted Stock Agreement.


          NOW, THEREFORE, the parties agree as follows:


          1. Section 6(a) of the Restricted Stock Agreement is amended by adding the following sentence at the end of said subsection:

          "Notwithstanding the foregoing provision, the
           Company may, by written notice delivered to the Executive's estate within 90 days following the date of Executive's death, elect not to repurchase any Restricted Shares owned by Executive at the date of his death in which event all Restricted Shares so held shall be and become free of all restrictions under this Agreement and, in addition, the Company shall pay to Executive's estate as additional compensation for Executive's past ser-vices a lump sum cash amount equal to the excess, if any, of $20.00 per share for each Restricted Share so held, (appropriately adjusted to reflect any stock splits, stock dividends or other capital changes) over the market price per share determined as of the date of Executive's death."


          2. Section 7(b) of the Restricted Stock Agreement is amended by adding the following sentence at the end of said subsection:


          "Notwithstanding the foregoing provision of this subsection, the Company may, by written notice delivered to Executive within 90 days following the determination date, elect to waive all restrictions and risks of forfeiture, so as to permit the sale of all Restricted Shares by Executive, in which event the Company shall not be obligated to pur-chase the Restricted Shares. In the event of such election by the Company, the Company shall direct the Escrow Agent to deliver certificates repre-senting the Restricted Shares to Executive. If Executive desires to sell such Restricted Shares, he shall within 90 days following receipt of the certificates therefore, advise the Company in writ-ing and the Company shall within 20 days after receipt of such written advice designate a third party purchaser to purchase such shares for cash. Within 20 days following the closing of such sale and purchase, the Company shall pay to executive as additional compensation a lump sum cash payment equal to the excess, if any, of the market value of the Restricted Shares on the determination date over the sales price received by Executive upon sale of the Restricted Shares to the designated third party. If Executive does not advise the Company within 90 days following receipt of a certificate for the Restricted Shares that he desires to sell them, the Company shall have no further obligations under this Agreement."

               IN WITNESS WHEREOF, the parties have executed this Agreement this 28th day of March, 1988.


                                ZENITH ELECTRONICS CORPORATION


                                By /s/ H.H Graham
                                   --------------------------

                                   /s/ Jerry K. Pearlman
                                   --------------------------